Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Hologic, Inc.’s Amended and Restated 2008 Equity Incentive Plan of our report dated February 23, 2012 except for Notes 1 and 19 as to which the date is January 28, 2013, with respect to the consolidated financial statements of Gen-Probe Incorporated for the year ended December 31, 2011, included in the Current Report on Form 8-K of Hologic, Inc. filed with the Securities and Exchange Commission on January 28, 2013.

/s/ Ernst & Young LLP

San Diego, California

May 9, 2013